Exhibit  10.31



                                        January 25, 1999



Mr. Rene L. Latioliss
2305 Barton Creek Boulevard
Villa 42
Austin, Teexas 78735

Dear Rene:

This will confirm the agreement between the undersigned, FM Services Company (the "Company"), and you with respect to the provision by you of certain consulting services to the Company and its subsidiaries and corporate affiliates (which includes client companies for which services are provided).

 1. From January 1, 1999 through December 31, 1999 (the "Consulting Term"), you agree to serve as a consultant to the Company. In your capacity as a consultant, you will provide to the Company, subject to the instruction and direction of its executive officers, consulting advice related to the businesses, operations and prospects of the Company and its subsidiaries and corporate affiliates. You agree to devote such of your time, skill, labor and attention to the performance of any consulting services requested by the Company hereunder as may be necessary for you to render the prompt and effective performance thereof, provided that it is generally understood that you shall only be required to devote yourself to the performance of such duties to the extent contemplated by paragraph 2(vi) of this letter.

 2. It is understood and agreed with respect to your undertaking to provide the consulting Services described herein, that:

       (i) you will perform such consulting services as an independent contractor to, and not as an agent
            (except in any capacity as an elected officer or director) or employee of the Company or any of its subsidiaries or affiliates, and that, as an independent contractor, you shall have the sole and exclusive right to control and direct details incident to any consulting services required to be provided hereby;

       (ii) this agreement shall not be deemed or construed to create a partnership, a joint venture, a


Mr. Rene L. Latiolais
January 25, 1999
Page 2


            principal and agent relationship, or any other relationship between you and the Company that would create liability for the Company for your actions;

       (iii)nothing herein contained shall be construed as giving you any right to be elected or appointed an officer or director of the Company or any of its subsidiaries or corporate affiliates or to retain any such position during the Consulting
            Term or any extension thereof;

       (iv) except as otherwise authorized in writing by the Chairman of the Board of the Company or his specific designees, you will not (A) represent or hold yourself out to others that you are an employee or agent of the Company or any of its subsidiaries or corporate affiliates, or (B) have any authority to negotiate or execute any agreements, contracts and commitments on behalf of, or otherwise binding upon, the Company or such subsidiary or corporate affiliate other than such authority which derives from your occupying the position of an elected officer or director of the Company or any of its subsidiaries or corporate affiliates;

       (v) the executive officers of the Company or the subsidiary or corporate affiliate seeking your consulting services will, insofar as it is reasonably practicable, consider your convenience in the timing of their requests, and your failure or inability, by reason of temporary illness or other cause beyond your control or because of absence for reasonable periods, to respond to such requests during any such temporary period shall not be deemed to constitute a default on your part in the performance hereunder of such services;

       (vi) subject to the provisions of the foregoing clause (v), during the Consulting Term you will make yourself available for the performance of services hereunder for one-third of your time, it being understood that this shall constitute, on the average, seven (7) days per month during the Consulting Term.

3. As an independent contractor of the Company, you acknowledge and agree that, except as otherwise specifically provided herein,


Mr. Rene L. Latiolais
January 25, 1999
Page 3


       (i) you will not be entitled to any insurance, pension, vacation or other benefits customarily afforded to employees of the Company;

       (ii) you will not be treated by the Company as an employee for purposes of any federal or state law regarding income tax withholding or for purposes of contributions required by any unemployment insurance or compensatory program;
            and

       (iii)you will be solely responsible for the payment of any taxes or assessments imposed on you on account of the payment of the consulting fee to, or performance of consulting services by you pursuant to this agreement.

4. During the term hereof, you agree that you will not, without the prior written consent of the Company, (i) render any services, whether or not for compensation, to other individuals, firms, corporations or entities in connection with any matters that may involve interests adverse to the Company or any of its subsidiaries or affiliates, or (ii) engage in any business or activity detrimental to the business or interests of the Company or any of its subsidiaries or affiliates.

5. You acknowledge and agree that any inventions or discoveries, whether or not patentable, which you may make (either alone or in conjunction with others) as a result of performing services hereunder shall be the sole and exclusive property of the Company. You agree to communicate to the Company or its representatives all facts known to you concerning such matters, and to execute any documents or instruments necessary to transfer to the Company any inventions or discoveries to which the Company may become entitled under this agreement and should the Company decide to become entitled under this agreement, and should the Company decide to patent any such invention or discovery, you will assist in the preparation of patent applications and execute and assign such patent applications, and execute such other documents, as may be necessary.

6. You acknowledge and agree to comply with the confidentiality and other provisions set forth in Appendix A to this Agreement, the terms of which are incorporated by reference into, and made a part of this Agreement.

7. In the event of a breach or threatened breach by you of Sections 5 or 6 of this agreement during or after the


Mr. Rene L. Latiolais
January 25, 1999
Page 4


  term hereof, the Company shall be entitled to injunctive relief restraining you from violating such paragraphs.
  Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy at law or inequity it may have in the event of your breach or threatened breach of this agreement.

8. For the consulting service provided by you hereunder during the Consulting Term, the Company agrees:

       (i) to pay to you an annual consulting fee of $330,000, such fee to be payable monthly in arrears in $27,000.00 amounts. It is understood by you that the amounts payable to you pursuant to this Consultint Agreement shall be in full satisfaction of any compensation to which you would otherwise b entitled as a director of the Company or any of its subsidiaries or affiliates, with you hereby relinquishing any claim to such amounts;

       (ii) that additional compensation potential in the form of options in McMoRan Exploration Company stock will be considered by the senior executives of that company from time to time;

       (iii)that the use of corporate aircraft from time to time will be made available to you for business purposes subject to availability, urgency, cost considerations and overall efficiency of business travel;

       (iv) to reimburse you for, or advance to you, all reasonable out-of-pocket travel and other expenses incurred by you at the request of the Company in connection with your performance of services hereunder. Such expenses will be reimbursed or advanced promptly after your submission to the company of expense statements in such reasonable detail as the Company may require;

       (v)  to make available to you secretarial
            assistance, the use of a portable phone and laptop computer, and a suitable office at the Company's headquarters, for which you will pay to the Company a monthly amount of $2,500, such amount to be paid no later than the last day of each month;
       (vi) to make available to you, at no additional charge, an annual physical, a parking space,


Mr. Rene L. Latiolais
January 25, 1999
Page 5


            access to the executive dining room and fitness center, participation in the Company's financial tax return preparation and financial counseling program, and membership privileges at English Turn Country Club for business entertainment purposes. Any expenses incurred at these clubs that are not business related will be borne by you personally.

9. Nothing in this agreement shall affect in any way any of your previously accrued and vested pension or other rights or benefits under any of the plans or agreements of the Company or any of its subsidiaries of affiliates.

10.  (i) The term of this agreement shall be the Consulting
  Term, subject to any earlier termination of your status as a consultant pursuant to the terms of subparagraph
  (ii) of this paragraph. This agreement shall be automatically continued for like Consulting Terms of one year unless and until canceled by either party upon thirty (30) days written notice prior to the end of any Consulting Term. Following the termination of this agreement, each party shall have the right to enforce all rights and obligations under the terms of this agreement.

  (ii) This agreement may be terminated, upon notice given in the manner provided in paragraph 12 hereof, prior to the expiration of the Consulting Term:

      (A)by the mutual written consent of the Company and you;

      (B)by the Company, upon your death, or your physical or mental incapacity;

      (C)by the Company in the event of your (1) willful failure to perform substantially the consulting services contemplated hereby, (2) breach of any of the other covenants of this agreement, or (3) engaging in gross misconduct detrimental to the Company; or

      (D)by the Company for any other reason.

  If this agreement is terminated by the Company prior to the expiration of the Consulting Term for any reason other than those set forth in subparagraphs 10 (ii)(A),
  (B) or (C) above, then the company shall pay in a lump sum in cash within 30 days of such termination, the aggregate amount of previously unpaid consulting fees that you would have earned had you served as a consultant through the expiration of the Consulting Term.


Mr. Rene L. Latiolais
January 25, 1999
Page 6



11. It is hereby understood and agreed that the Company shall indemnify you for serving at the request of the Company as an elected officer or director of any of its subsidiaries or affiliates to the fullest extent permitted by applicable law, and the determination as to whether you have met the standard required for indemnification shall be made in accordance with the articles and bylaws of the applicable entity and with applicable law. It is further understood and agreed that while serving in such capacity you will be covered by the Company's directors and officers insurance policy.

12. Any notice or other communication required hereunder shall be in writing, shall be deemed to have been given and received when delivered in person, or, if mailed, shall be deemed to have been given when deposited in the United States mail, first class, registered or certified, return receipt required, with proper postage prepaid, and shall be deemed to have been received on the third business day hereafter, and shall be addressed as follows:

                                         If to the Company, addressed to:
                                         Mr. Richard C. Adkerson
                                         Chairman of the Board
                                         FM Services Company
                                         1615 Poydras Street
                                         New Orleans, Louisiana 70112

                                         If to you:
                                         Mr. Rene L. Latiolais
                                         2305 Barton Creek Blvd.
                                         Villa 42
                                         Austin, Texas 78735

         or such other address to which either party shall have notified the other in writing.

13. This agreement is personal to you and the Company and its subsidiaries and shall not be assignable to either party without the prior written consent of the other.
   This agreement shall be governed by and construed in accordance with the laws of the State of Louisiana. This agreement contains the entire understanding between the Company and you with respect to the subject matter hereof. Further, Consultant confirms that he has not relied upon any representations or statements by the Company as a basis for entering into this agreement that are not contained herein. This agreement may not be amended, modified or extended otherwise than by a written agreement executed by the parties thereto.


Mr. Rene L. Latiolais
January 25, 1999
Page 7



Please confirm that the foregoing correctly sets forth the agreement between the Company and you by signing and returning to the Company one of the enclosed copies of this letter.

                                   Very truly yours,

                                   /s/ Michael J. Arnold

                                   Michael J. Arnold
                                   President
                                   FM Services Company


I hereby confirm that the foregoing correctly sets forth the agreement between FM Services Company and myself.


           /s/ Rene L. Latiolais
     _______________________________
           Rene L. Latiolais

          January 28, 1999
     _______________________________
               Date